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                                                                    EXHIBIT 99.1

For Immediate Release:
----------------------

               ZAP INTERNET SUBSIDIARY TO ACQUIRE OR INVEST IN 21
                     INTERNET SITES AND E-COMMERCE COMPANIES
         WOULD CREATE ONE OF THE LARGEST INTERNET COMPANIES IN THE WORLD

HOUSTON, TX-- JULY 6 -- Zapata Corporation (NYSE: ZAP), announced today that Zap Corp., its Internet subsidiary, has entered into letters of intent to acquire or invest in 21 Internet sites and E-commerce businesses. The Company said that the 21 sites and businesses (along with those already owned by ZAP) are to be integrated into Zap.com (www.zap.com), which is being launched today as a unique and exciting new Internet portal.

The Company estimates that the consummation of the proposed transactions would make ZAP.com among the ten largest Internet sites in the world based on the number of users.

"ZAP's goal is to become one of the largest Internet companies in the world," said Avram Glazer, president and CEO of Zapata. He said that ZAP.com would be heavily promoted. "We have the resources to make ZAP's strategy a reality and to lead the upcoming consolidation of this industry," Glazer said.

He noted that almost every company with which ZAP has entered into letters of intent is profitable. Moreover, unlike other portals, which almost invariably link users to sites operated by others, ZAP will own most of its sites and content and therefore benefit financially from their use. "ZAP will be both the beginning and end destination for Internet users. Thus, unlike most Internet companies, ZAP investors should have a clear picture of a business growing in revenue and earnings," he said.

Noting that most Internet companies lack the capital to make acquisitions, which will fuel industry consolidation, Glazer added that as "the Internet grows one has to question the ultimate fate of portals that merely point users to other sites." The Company is in talks with a large number of other Internet sites and E-commerce businesses that are aware of the benefits of aligning themselves with ZAP.

"The new ZAP.com," said Glazer is a "cutting edge portal to the Internet which will offer almost everything today's avid computer user is looking for." ZAP.com will have a "myriad of features" including search, chat, stocks, mutual fund and business and travel information. Users will be able to buy books, music videos, computer hardware and software, download shareware, play games and book travel reservations. They will be able to access news, read compelling content, use ZAP.com for free e-mail or to view SEC filings, interact with Latino and Spanish communities, and explore classified advertising, culture, clip art and much, much more."




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Glazer noted that ZAP started its Internet initiative a little more than two months ago. "Since then, ZAP has transformed itself from an Internet newcomer into potentially becoming one of the largest Internet companies in the world. The rapid and aggressive global Internet consolidation strategy being deployed by ZAP is gaining unprecedented critical mass and reach," he explained.

The Company said it plans to widen the existing viewer base by investing heavily in promotion. "The Internet properties that will initially make up ZAP.com have historically attracted tremendous audiences as stand alone entities. Just imagine the substantial audience increase they will achieve as part of ZAP.com's strongly promoted Internet portal site," he said.

Glazer said that ZAP also plans to explore strategic partnerships with a variety of complementary media and other companies.

The proposed Internet acquisition and investment transactions are all subject to satisfactory due diligence and execution of definitive acquisition agreements. Other terms of the transaction were not disclosed.

ZAP Corp. has entered into letters of intent to acquire the following Internet properties (ZAP Corp. has also entered into letters of intent with additional sites whose names are not being made public at this time):

Starting Point (www.stpt.com)
- One of the 10 most linked sites on the Internet has carved out a valuable niche as a unique portal for busy professionals. Providing simplicity of access to highly relevant information, products, and services, the site has developed a solid group of loyal users. It earned high marks within WebCrawler's top 25 Internet sites and is on the Media Metrix list of 500 new media properties that attract the most "unique visitors over the course of a month." Advertisers include Microsoft, IBM, Amazon.com, Disney, and L.L.Bean.

ChatPlanet (www.chatplanet.com)
- The largest Java based chat network on the Internet. ChatPlanet is an online community with more than 20,000 websites as part of its content network and is growing at a rate of up to 200 websites per day.

Daily Stocks (www.dailystocks.com)
- A complete stock and mutual funds research site which offers a pioneering "stock search engine." Daily Stocks also offers a screenable database of hundreds of data items for over 8,000 stocks. By entering a stock symbol, a user is linked to over 200 sources of information for that stock. Users can see insider trades, real-time quotes, search over 30 newswires and magazines, SEC filings, 20 different profiles, past financial statements, price history, stock splits history, valuation worksheets, brokerage recommendations and EPS estimates (just to name a few). Daily Stocks was acknowledged by Money as one of the "Best Web Sites For Investors" (6/98) and was SmartMoney's "best stock screening tool" (6/98).



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Stocksheet (www.stocksheet.com)
- A stock research destination that offers investors access to over 8,000 U.S. stock reports. Stocksheet information is provided all on one web page which allows for easy printing. Stocksheet reports offer EPS estimates, 5 year financials, 5 quarter financials, institutional sponsorship, beta, forward P/E, PEG ratios and much more. Stocksheet offers a personalization feature with which users can flag their favorite stocks the next time they visit the site. On a daily basis, Stocksheet offers reports of stocks reaching new highs, new lows, price gainers, EPS gainers, 5 year growth winners, high returns on equity and much more. CNBC called Stocksheet "a very thorough review that any investor would pay a lot of money for. But the best part is- it's all free" and was CNBC=S Acool@ site of the day on July 2, 1998.

Virtual Technology (www.virtual-world.com)
- Virtual Technology Corporation is one of the leading Internet retailers of high performance computer hardware and software technology. Through its full-scale electronic commerce ("E-Comm") website at http://www.virtual-world.com, the Company offers more than 40,000 different products in selective high performance, brand name equipment. VTC offers an online specialized store that provides one-stop shopping for its targeted domestic and international customer, 24 hours a day, 7 days a week. The Company's online store features an easy to navigate interface, competitive pricing, extensive product information and powerful search capabilities. The Company recently reported first quarter 1998 revenue up over 245% vs. first quarter 1997. Incorporated in 1996, VTC is headquartered in Minneapolis, MN and is traded on the national over the counter exchange under the symbol VTCO. ZAP Corp. has entered into a letter of intent to acquire a 40% stake in Virtual Technology.

Travel Page (www.travelpage.com)
- The place to visit on the World Wide Web for practical travel information. A comprehensive travel information site, Travel Page helps people plan trips and through the Travel Page reservation system, can help in booking a hotel, flight, or cruise.

Galt Shareware Zone (www.galttech.com)
- Established by Galt Technology in 1994, the Galt Shareware Zone is one of the oldest and most popular software resources for news, reviews, screenshots, and downloads of all different types of software: utilities, Internet, business, games, education, screen savers, multimedia and graphics, and more.

LatinoLink (www.latinolink.com)
- Since its launch in early 1995, LatinoLink had been widely recognized as the leading web site for Latinos in the U.S., draws users with a spicy mix of news, commentary and chat. Web Magazine has described LatinoLink as "the premiere place for Latinos online," and last week (6/30/98), Hispanic magazine notified co-founder Lavonne Luquis that she was a recipient of its 1998 Hispanic Achievement Awards. LatinoLink has strategic relationships with Netscape, Yahoo!, Snap Online! and WhoWhere. Advertisers include AT&T, Charles Schwab and IBM.



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RETRO (www.retroactive.com)
- RETRO, a critically acclaimed Web magazine, is devoted to classic 20th century popular culture and style. Its philosophy is to help people enjoy life more in the present by revisiting (and often adopting) the finest of the past. Covering popular trends in revival as well as more obscure finds, the magazine's content includes a daily news column, monthly feature articles, vintage music presented via RealAudio, CD reviews, an interactive crossword puzzle, discussion board, free postcard site, a bookstore and past-issue archive. Named by NetGuide in December, 1997 as "The Most Original Website of 1997," RETRO has been featured on CNN Headline News, MSNBC's "The Site," in USA Today, and has won numerous web awards including the Internet Professional Publisher's Association Design Excellence Award and Cool Site of the Day.

ComFind (www.comfind.com)
- The Internet's largest global business directory and the most comprehensive source of purchasing information in the world. ComFind includes a comprehensive database of U.S. businesses and allows users to search the world or target their own backyards for the products, services and establishments they need. Comfind's proprietary database includes information on 450,000 commercial web sites in 200 countries and 7 million yellow page records.

Planet (www.ciudadfutura.com)
- Based in Europe, PLANET is one of the largest Internet companies in the Spanish language market. PLANET owns 5 websites including Ciudad Futura (www.ciudadfutura.com) - the largest virtual community in Spanish; Pregonero (www.pregonero.com) - classified ads in Spanish; Metabusca (www.metabusca.com) a Spanish search service; Lettera (www.lettera.com) - free e-mail; and Grupo Planet (www.grupoplanet.com) - free services for webs.

Rock Mall (www.rockmall.com)
- The largest trivia game on the Internet. Rock Mall Trivia Challenge is an online game with over 15,000 questions in 165+ categories. The game first appeared online in 1995 and since then over 50 million questions have been asked and answered. New categories and questions are added daily, keeping the game's content fresh and up to date. Trivia lovers keep coming back and are amazed by the variety of subjects and number of brain teasing questions as they compete for high score rankings on the game's honor rolls. Players contribute to the game by making new category suggestions, submitting new questions and trying to catch errors. Traffic at Rock Mall has increased steadily since its inception, the site's June advertising inventory of 1.6 million adviews was completely sold out.

Freeware32 (www.freeware32.com)
- A very popular, award-winning software archive site specializing in Windows 95 and NT software.

Clip Art Connection (www.clipartconnection.com)



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- Each week, tens of thousands of webmasters and web site designers visit the
Clip Art Connection to find clip art for their sites. Clip Art Connection has 9 on site graphic libraries and a database of 61 categories of web clip art sites.

ZAP Corp. has entered into letters of intent to make an investment in the following internet properties:

Bibliofind (www.bibliofind.com)
- The Internet's largest book selling site. Six million old, used and rare books listed by more than two thousand booksellers from around the world make Bibliofind the largest and probably the most interesting bookselling sites on the World Wide Web . Yahoo! Internet Life, the online magazine of the Web's most widely-used search engine, placed Bibliofind at the top of its list of "Favorite Sites of 1997."-the only bookselling site on that list.

Mass Music (www.massmusic.com)
- Mass Music is the Internet's premier seller of imported and hard-to-find music. The Mass Music site features 300,000 items for sale (CD's, DVD's, video tapes, cassettes, vinyl, and associated gear) and over 400,000 music samples that can be enjoyed by individuals of all musical tastes. The Company's management team includes the founder of an Internet software company acquired by Microsoft, two top developers from the former McAfee Associates (now Network Associates), an award-winning record producer, and a leading radio personality with Groove 103.1 Los Angeles.

ZAP Corp. currently owns and operates the following Internet properties:

Word (www.word.com)
- Launched in June, 1995, Word was one of the first webzines on the Internet.
It quickly developed a reputation and sizeable, loyal following for its wide range of thought-provoking, irreverent stories, brilliant graphics, and inventive use of multimedia, all aimed at men and women in their twenties and thirties. Word is an eclectic publication that roams from autobiographical non-fiction to eccentric humor to beautiful art to cultural documentary. It also features weekly underground comics, a sex advice column, a multimedia gallery, a monthly music show, and more. Word has been featured in NewsWeek, The New York Times, The Wall Street Journal, The New Yorker, Entertainment Weekly, Vogue, and CNN, among many other places. It has won numerous awards for excellence in design and writing. Among the more notable are: Best Web Design, 1997-- I.D. Magazine; #1 Website, 1997- POV Magazine: Top 10 Multimedia (#1 Website) of 1996-- Entertainment Weekly: and Best Non-Print Magazine, 1995-- Folio Magazine.

Charged (www.charged.com)
- The premier action sports and leisure web magazine, Charged covers such diverse topics as mountain biking in Iran, surviving a vacation in Death Valley, and mattress stair-surfing in Manhattan. Charged has consistently pushed the envelope of interactivity, featuring Java-based games and Shockwave animations, while delivering stories that are as readable



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as they are technology-enhanced. Charge has won countless awards, including two consecutive nominations for Web Magazine's coveted Webbie awards.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this press release which are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by forward looking statements. Factors that could cause actual results, events and developments to differ include, among others, the successful completion of the proposed Internet transactions, ZAP's ability to implement its business strategy (including integration of the Internet properties to be acquired), the continued development and viability of ZAP's operations, ZAP's ability to manage its growth, the impact of the Internet industry and economic conditions, competition and other factors, including those listed from time to time in the Company's filings with the Securities and Exchange Commission. Many of these risks are beyond the control of the Company and ZAP. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized.

Contact: Richard L. Stern at Stern & Co. (212-888-0044)

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